Exhibit 5



                               THELEN REID & PRIEST LLP
                                 40 West 57th Street
                                  New York, NY 10019


                                                             (212) 603-6780



                                             New York, New York
                                             September 10, 1998


          American Electromedics Corp.
          13 Columbia Drive, Suite 5
          Amherst, New Hampshire 03031


          Gentlemen:

                    We have acted as special counsel to American
          Electromedics Corp., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form SB-2 (the "Registration Statement") relating to the registration of (A) 4,570,798 shares of the Company's Common Stock, $.10 par value per share ("Common Stock"), which have been issued in various private placements since October of 1996 (the "Private Placements"), (B) 1,433,333 shares of Common Stock issuable upon exercise of presently exercisable warrants and options (the "Options and Warrants") including those issuable under the West End Warrants (as defined below), (C) 1,085,003 shares of Common Stock issuable upon conversion of the Company's Convertible Preferred Stock, Series A, par value $.01 per share (the "Series A Preferred Stock"), and (D) 50,000 Common Stock Purchase Warrants issued to West End Capital LLC in connection with the issuance of the Series A Preferred Stock (the "West End Warrants").

                    The Private Placements consisted principally of (i) 1,000,000 shares issued as of March 15, 1998 to Liviakis Financial Communications, Inc., a financial consultant, as part of a consulting fee (the "LFC Consulting Fee"); (ii) 1,050,000 shares issued as of November 26, 1997 in a private placement of Common Stock (the "1997 Private Placement"); (iii) 750,000 shares issued as of May 5, 1998 in connection with the acquisition by the Company of Dynamic Dental Systems, Inc. (the "DDS Merger");
          (iv) 720,000 shares issued as of November 3, 1997 in connection with the conversion of the Company's 14% Convertible Subordinated Debentures (the "Debenture Conversion"); (v) 600,000 shares issued as of May 12, 1998 in connection with the acquisition by the Company of Equidyne Systems, Inc. (the "ESI Merger"); and
          (vi) 210,000 shares issued as of December 18, 1997 in connection with the purchase of all the remaining interests in Rosch Gmbh Medizintechnic which had not previously been acquired by the Company and the purchase of an interest in Meditronic Medizinelektronic Gmbh (the "Rosch Acquisitions").

                    The Options and Warrants consist of (i) warrants to purchase 1,000,000 shares of Common Stock issued as part of the LFC Consulting Fee; (ii) warrants to purchase 300,000 shares of Common Stock issued to Marcus Rowan, a Director of the Company;
          (iii) warrants to purchase 50,000 shares of Common Stock issued to Blake C. Davenport, a Director of the Company; (iv) warrants to purchase 30,000 shares of Common Stock issued to Cohig & Associates, the placement agent for the Series A Preferred Stock;
          (v) options to purchase 13,333 shares of Common Stock issued to Wall Street Consultants; and (vi) the West End Warrants.

                    This opinion is being rendered in connection with the filing by the Company of the Registration Statement.

                    For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Certificate of Incorporation and By-Laws of the Company, as in effect on the date hereof; (iii) the Certificate of Designation of the Class A Preferred Stock; (iv) agreements and documents relating to the placement of the Class A Preferred Stock; (v) the option and warrant agreements relating to the Options and Warrants; (vi) agreements and documents relating to the 1997 Private Placement; (vii) agreements and documents relating to the DDS Merger; (viii) agreements and documents relating to the ESI Merger; (ix) agreements and documents relating to the Rosch Acquisitions; (x) the agreement under which the LFC Consulting Fee was paid; (xi) agreements and documents relating to the Debenture Conversion; (xii) the resolutions adopted by the Board of Directors of the Company relating to each of the foregoing and
          (xiii) such other documents, certificates or other records as we have deemed necessary or appropriate.

                    Based upon the foregoing, and subject to the qualifications hereinafter expressed, we are of the opinion that:

                    (1) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                    (2) The shares of Common Stock included in the Registration Statement which are presently issued and outstanding were duly authorized, validly issued, and are fully paid and non-assessable.

                    (3) The shares of Common Stock included in the Registration Statement to be issued upon the conversion of the Class A Preferred Stock will be duly authorized and validly issued, and fully paid and non-assessable when the Class A Preferred Stock is duly converted in accordance with the Certificate of Designation of the Class A Preferred Stock.

                    (4) The shares of Common Stock included in the Registration Statement to be issued upon the exercise of the Options and Warrants will be duly authorized and validly issued, and fully paid and non-assessable when the Options and Warrants are duly exercised and the exercise price is paid for the shares of Common Stock underlying such options and warrants in accordance with the terms of the respective option and warrant agreements.

                    (5) The West End Warrants were duly authorized and validly issued, and are fully paid and non-assessable.

                    We are members of the Bar of the State of New York and do not hold ourselves out as experts concerning, or qualified to render opinions with respect to, any laws other than the laws of the State of New York, the Federal laws of the United States and the General Corporation Law of the State of Delaware.

                    We hereby consent to the reference to this firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5 to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                  Very truly yours,


                                             /s/ Thelen Reid & Priest LLP

                                                 Thelen Reid & Priest LLP